EXHIBIT 10.22

                                January 28, 2000

To the Parties on the Signature Page

Re:   Castle Dental Centers of California, L.L.C.

Ladies & Gentlemen:

      The purpose of this letter is to set forth certain agreements among Castle Dental Centers of California, L.L.C., a Delaware limited liability company ("Castle West"), CDC of California, Inc., a Delaware corporation ("CDC"), Castle Dental Centers, Inc., a Delaware corporation ("Castle Dental," and together with Castle West and CDC, the "Castle Parties"), and each of the other parties listed on the signature page hereto (the "DCS Parties" and, collectively with the Castle Parties, the "Parties").

      (A) The Parties hereto have previously entered into the following agreements (hereinafter, the "Castle West Transaction Documents"):

            1. The Master Contribution and Combination Agreement, dated as of January 30, 1998, among the Castle Parties and the DCS Parties, as amended by the First Amendment to Master Contribution and Combination Agreement dated as of February 27, 1998, the Second Amendment to Master Contribution and Combination Agreement dated as of March 16, 1998, and the Third Amendment to Master Contribution and Combination Agreement dated as of March 30, 1998 (as so amended, the "Combination Agreement");

            2. The letter agreement dated as of May 29, 1998, among the Castle Parties and the DCS Parties (the "Letter Agreement");

            3. The Limited Liability Company Agreement of Castle West dated as of March 30, 1998 ("Limited Liability Company Agreement"), among Castle Dental, CDC, Castle West Holdings, LLC, a California limited liability company ("Holdings"), and Dental Consulting Services, LLC, a California limited liability company ("DCS");

            4. The Management Agreement between Castle West and Holdings dated as of March 30, 1998 ("Management Agreement");

            5. The Shareholders' Agreement between the Castle Parties and the DCS Parties dated as of March 30, 1998 ("Shareholders' Agreement");
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            6. The Registration Rights Agreement between Castle Dental and
      Jeffrey D. Schechter, D.D.S. ("J. Schechter"), S. Alexander Soleimani, D.M.D. ("Soleimani"), Martin Schechter, D.D.S. ("M. Schechter"), Elliot Schlang, D.D.S. ("Schlang"), Dental Advisory Group, LLC, a California limited liability company ("DAG"), and Julie D'Aguanno ("D'Aguanno"), dated March 30, 1998 (the "Registration Rights Agreement");

            7. Confidentiality and Noncompetition Agreements each dated as of March 30, 1998 (the "Noncompetition Agreements") between Castle Dental and each of J. Schechter, Soleimani, M. Schechter, Schlang and DAG;

            8. Operating Agreement dated as of March 30, 1998 for Holdings among
      J. Schechter, Soleimani, M. Schechter, Schlang, D'Aguanno and DAG ("Holdings Operating Agreement");

            9. Consulting Agreement dated as of March 30, 1998 between Holdings and DAG ("Consulting Agreement");

            10. 8% Subordinated Notes of Castle Dental each dated March 30, 1998 issued to each of J. Schechter, Soleimani, M. Schechter, Schlang and DAG in the aggregate original principal amount of $2,689,151 (the "Original Notes");

            11. Subordination Agreements dated as of March 30, 1998 ("Subordination Agreements"), by and among Castle Dental, Nationsbank of Texas, N.A. and each of J. Schechter, Soleimani, M. Schechter, Schlang and DAG; and

            12. Assumption Agreement, dated March 30, 1998, by Castle West and DCS ("Assumption Agreement").

      As a result of the consummation of the transactions contemplated by the Castle West Transaction Documents, CDC acquired the Class A and Class D Membership Interests in Castle West, DCS acquired the Class B Membership Interest in Castle West and Holdings acquired the Class C Membership Interest in Castle West. J. Schechter and Schlang currently serve as directors of Castle West, and J. Schechter serves as President, and M. Schechter, Schlang and Soleimani each serve as a Vice President of Castle West.

      (B) In addition, in connection with the foregoing, the following documents were executed by Castle West in connection with Castle Dental's bank facility (hereinafter, the "Castle Bank Documents"):

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            1. Guarantee, dated as of March 30, 1998, by Castle West in favor of
      Nationsbank of Texas, N.A., as amended or supplemented to date;

            2. Security Agreement, dated as of March 30, 1998, by Castle West in favor of Nationsbank of Texas, N.A., as amended or supplemented to date;

            3. Financing Statement, dated as of March 30, 1998, by Castle West in favor of Nationsbank of Texas, N.A., as amended or supplemented to date; and

            4. Certain other documents evidencing Castle West's liabilities, if any, with respect to Castle Dental's senior creditors.

      (C) In addition, in connection with the foregoing, the following documents were executed by the DCS Parties and never delivered to the Castle Parties (collectively, the "Undelivered Documents"):

            1. Asset Purchase Agreement between Martin Schechter, D.D.S., Inc. ("Schechter, Inc.") and DCS (the "Schechter Agreement").

            2. Asset Purchase Agreement between Elliot Schlang, D.D.S., Inc. ("Schlang, Inc.") and DCS (the "Schlang Agreement").

            3. Asset Purchase Agreement between S.A. Soleimani, D.M.D., Inc. ("Soleimani, Inc.") and DCS (the "Soleimani Agreement" and, together with the Schechter Agreement and the Schlang Agreement, the "Asset Purchase Agreements").

            4. Management Services Agreement between Castle West and Schechter, Inc. ("Schechter MSO").

            5. Stock Put/Call Option and Successor Designation Agreement between Castle West, Schechter, Inc. and M. Schechter regarding the outstanding capital stock of Schechter, Inc. ("Schechter Buy/Sell").

            6. Management Services Agreement between Castle West and Schlang, Inc. ("Schlang MSO").

            7. Stock Put/Call Option and Successor Designation Agreement between Castle West, Schlang, Inc. and Schlang regarding the outstanding capital stock of Schlang, Inc. ("Schlang Buy/Sell").

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            8. Management Services Agreement between Castle West and Soleimani,
      Inc. ("Soleimani MSO" and collectively with the Schechter MSO and the Schlang MSO, the "MSO Agreements").

            9. Stock Put/Call Option and Successor Designation Agreement between Castle West, Soleimani, Inc. and Soleimani regarding the outstanding capital stock of Soleimani, Inc. ("Soleimani Buy/Sell" and collectively with the Schechter Buy/Sell and the Schlang Buy/Sell, the "Buy/Sell Agreements").

      (D) The following forms of consideration have not yet been paid or delivered by the Castle Parties to the DCS Parties pursuant to the Castle West Transaction Documents and the MSO Agreements (collectively, the "Outstanding Castle Obligations"):

            1. The "Acquisition Purchase Price Adjustment" as defined in Section
      3.4 of the Combination Agreement;

            2. The "B Merger Consideration" as defined in Section 7.1 of the Combination Agreement;

            3. The "C Merger Consideration" as defined in Section 8.1 of the Combination Agreement, as well as any Incentive Payment payable pursuant to the provisions of Section 8.1(c) of the Combination Agreement;

            4. Certain distributions of cash payable pursuant to Article 8 of the Limited Liability Company Agreement;

            5. Certain management fees payable pursuant to Section 3 of the Management Agreement (including any amounts which Holdings was to use to pay the Consulting Fee to DAG pursuant to Section 4 of the Consulting Agreement); and

            6. Certain Gross Practice Revenues (as defined in the MSO Agreements) excluded from MSO compensation under the MSO Agreements.

      On July 22, 1999, the DCS Members appropriately gave notice to the Castle Parties of their exercise of their right to cause the B Merger (as defined in the Contribution Agreement). On September 30, 1999, Castle West gave notice to Holdings of Castle West's intention not to extend the term of the Management Agreement beyond its initial term and consequently the Management Agreement will terminate by its terms on March 30, 2000. On November 17, the Castle Parties delivered to counsel for the DCS Parties for the benefit and on behalf of the DCS Parties a wire

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transfer payable to the trust account of Kaye, Scholer, Fierman, Hays & Handler,
LLP in the amount of $300,000. The character of such payment, which is non-refundable, shall be determined in accordance with Section (E)18 below.

      Certain differences and disagreements have arisen between the Parties hereto with regard to the foregoing transactions (the "Castle West Transaction") and the Parties hereto desire to settle all of their differences in the manner stated below:

      (E) NOW, THEREFORE, in consideration of the foregoing, the Parties hereto agree as follows:

            1. Other than as specifically stated to the contrary in this Agreement below, following the Payment Date (as defined below), if any, the Parties hereto shall have no further obligations under the Castle West Transaction Documents and the Undelivered Documents (collectively, the "Existing Documents"), and such agreements shall be terminated and be of no further force or effect.

            The Castle Bank Documents shall remain in full force and effect following the Closing. However, each of the Castle Parties, jointly and severally, shall indemnify and hold each of the DCS Parties, and any affiliate or related person thereof (other than Castle West), harmless from and against any and all Damages (as defined in the Combination Agreement) suffered by any DCS Party, and any affiliate or related person thereof (other than Castle West), following the Payment Date as a result of, caused by, arising out of, or in any way relating to the Castle Bank Documents.

            2. The closing of the transactions contemplated hereby ("Closing") shall occur when all documents required to be signed are signed by all Parties hereto and delivered at the law offices of Kaye, Scholer, Fierman, Hays & Handler, LLP in Los Angeles, California on or before January 28, 2000. At the Closing, the Parties hereto shall deliver the items as stated below. The Parties agree that for purposes of holding and delivering documents under this Agreement, counsel for the DCS Parties is Kaye, Scholer, Fierman, Hays & Handler, LLP and counsel for the Castle Parties is Boyer, Ewing & Harris Incorporated. All items shall be exchanged and delivered to the respective legal counsel for the Parties. If the Closing does not occur on or before January 28, 2000, the provisions of this Agreement shall be terminated and be of no further force and effect.

                  (a) The respective DCS Parties shall deliver to counsel for the Castle Parties executed copies of the Undelivered Documentation.

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                  (b)   The DCS Parties shall deliver to counsel for the DCS
            Parties the following:

                        (i) DCS shall deliver membership certificates and a
                  membership power transferring the Class B Membership Interest in Castle West to CDC free and clear of all liens other than those that may exist under any of the Castle West Transaction Documents in favor of the Castle Parties, effective only after the occurrence of the Payment Date;

                        (ii) Holdings shall deliver membership certificates and
                  a membership power transferring the Class C Membership Interest in Castle West to CDC free and clear of all liens other than those that may exist under any of the Castle West Transaction Documents in favor of the Castle Parties, effective only after the occurrence of the Payment Date; and

                        (iii) J & K Partnership, a California general
                  partnership ("J&K"), and M. Schechter and Schlang, as the respective landlords under the following leases:

                              (x) lease agreement dated August 1, 1996, by and
                        between J&K", as the landlord, and Schechter, Inc. as the tenant, regarding the premises located at 13220 Hawthorne Blvd., Hawthorne, California (as amended by First Amendment to Lease Agreement dated effective as of November 1, 1996), which lease has been assigned by Schechter, Inc. to DCS and has been further assigned by DCS to Castle West such that Castle West is currently the tenant thereunder (the "Hawthorne Lease"); and

                              (y) lease agreement dated August 1, 1996, by and
                        between M. Schechter and Schlang, as the landlord, and Elliot Schlang, Inc. as the tenant, regarding the premises located at 4433 Tweedy Blvd., South Gate, California (as amended by First Amendment to Lease Agreement dated effective as of November 1, 1996), which lease has been assigned by Elliot Schlang, Inc. to DCS and has been further assigned by DCS to Castle West such that Castle West is currently the tenant thereunder (the "South Gate Lease");

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                  shall enter into new lease agreements (the "New Leases") with
                  Castle West replacing the Hawthorne Lease and the South Gate Lease. The New Leases shall be in the forms of Exhibits A-1 and A-2 attached hereto; and

                        (iv) The side letter agreement between the DCS Parties
                  and the Castle Parties (the "Side Letter Agreement"), which shall supercede the provisions of this Agreement.

                  (c)   The Castle Parties shall deliver to counsel for the DCS
            Parties:

                        (i)   three original executed copies of this Letter;

                        (ii)  the New Leases;

                        (iii) guaranties by Castle Dental of the obligations of
                  Castle West under the New Leases and the month-to-month lease by and between Schlang, as the landlord, and Castle West as the tenant, regarding the premises located at 140 North Victory Boulevard, Burbank, California (the "Burbank Lease");

                        (iv) a check in the amount of $3,000.00 made payable to Carol Perrin in payment of services rendered in dissolving corporations owned by J. Schechter and Soleimani; and

                         (v) the Side Letter Agreement.

      Counsel for the DCS Parties shall hold copies of the executed documents described in Section (E)2(b) and Section (E)2(c) (the "Remaining Documents") in escrow pending the occurrence of the Payment Date. If the Payment Date occurs, Counsel for the DCS Parties shall deliver the Remaining Documents to the Castle Parties. If the Payment Date does not occur, Counsel for the DCS Parties shall deliver the Remaining Documents to the DCS Parties, upon which time they shall be cancelled and of no effect and shall be null and void.

            3. On or prior to February 1, 2000, Castle Dental shall (a) wire transfer to the trust account of Kaye, Scholer, Fierman, Hays & Handler, LLP, $5,000,000 as a final payment in settlement of, and in lieu of, all amounts owed by the Castle Parties to the DCS Parties as Outstanding Castle Obligations or otherwise in connection with the Castle West Transaction, (b) delivery of checks to Kaye, Scholer, Fierman, Hays & Handler, LLP made payable to the DCS Members equal the past-due interest and principal payments on the

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      Current Notes and (c) delivery of a check in the amount of $9,493 payable to Kaye, Scholer, Fierman, Hays & Handler, LLP to be held in trust for payment of the amounts payable under Sections (E)12(d) and (E)12(g) hereunder (collectively, the "Full Settlement Amount"). If the Castle Parties pay the Full Settlement Amount on or prior to February 1, 2000, then the date that such payment is received shall be the "Payment Date". If the Castle Parties do not pay the Full Settlement Amount by February 1, 2000, there shall be no Payment Date hereunder and all transactions and/or amendments contemplated hereby that are predicated on the occurrence of the Payment Date shall be of no force and effect. Notwithstanding anything herein to the contrary, the Castle Parties shall remain obligated to pay to the DCS Parties distributions of cash payable pursuant to Article 8 of the Limited Liability Company Agreement that accrue during the three-month period ending December 31, 1999 ("Fourth Quarter Earnings"), such amount to be payable on March 15, 2000.

            4. If the Payment Date does not occur, the Existing Documents shall remain in full force and effect except for those Existing Documents that are specifically amended herein effective as of the Closing, which Existing Documents shall remain amended as described herein following the Closing regardless of the occurrence or nonoccurrence of the Payment Date. If the Payment Date does not occur, on February 1, 2000, the Castle Parties shall: (a) wire transfer to the trust account of Kaye, Scholer, Fierman, Hays & Handler, LLP $336,530; (b) file the B Merger Certificate (as defined in the Combination Agreement) with the Delaware Secretary of State and (c) deliver 421,116 shares of Castle Dental Common Stock to the DCS Parties as payment in full of the B Merger Consideration (collectively, the "Partial Settlement Amount"). The shares of Castle Dental Common Stock deliverable pursuant to item (c) of this Section (E)4 shall be dated as of July 22, 1999, the date the B Merger Notice was provided to Castle Dental, and such shares shall be deemed for all purposes to have been outstanding since such date. Following payment of the Partial Settlement Amount, if made on or before February 1, 2000, the Castle Parties shall be relieved of any obligation to pay any further amounts regarding (i) the Acquisition Purchase Price Adjustment applicable to the purchase of the Class A Membership Interest and the Class B Membership Interest, (ii) any payments due and owing by the Castle Parties or otherwise accrued through December 31, 1999 or which should otherwise have been paid by the Castle Parties on or prior to such date as (x) management fees payable pursuant to Section 3 of the Management Agreement (including any amounts which Holdings was to use to pay the Consulting Fee to DAG pursuant to Section 4 of the Consulting Agreement); or (y) Gross Practice Revenues excluded from MSO compensation under the MSO Agreements,
      (iii) any payments due and owing by the Castle Parties or otherwise accrued through September 30, 1999 or which should otherwise have been paid by the Castle Parties on or prior to such date as distributions of cash payable pursuant to Article 8 of the Limited Liability Company Agreement and (iv) the B Merger Consideration (collectively, the

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      "Adjustment Obligations"). Notwithstanding anything herein to the contrary, the Castle Parties shall remain obligated to pay to the DCS Parties the Fourth Quarter Earnings, such amount to be payable on March 15, 2000.

            5. If the Payment Date does not occur, in addition to payment and delivery of the Partial Settlement Amount and the Fourth Quarter Earnings, the Castle Parties shall immediately resume making all payments due under the Existing Documents to the extent the obligation to make such payments accrues on or after January 1, 2000 in accordance with the terms of the Existing Documents, the Management Agreement shall be terminated as of March 30, 2000, and the DCS Parties shall be entitled to receive the C Merger Consideration upon delivery of the C Merger Notice (as defined in the Contribution Agreement). The Parties agree that time is strictly of the essence regarding the obligations of the Parties under this agreement. In addition, if the Partial Settlement Amount is not timely paid and delivered on or before February 1, 2000, the Castle Parties shall not be relieved of any obligations under any agreement giving rise to the Adjustment Obligations and shall be obligated to pay the full amount thereof including, without limitation, the Adjustment Obligations.

            6. The Asset Purchase Agreements and all documents transferring ownership of the assets of DCS's business to Castle West as described therein shall remain in full force and effect in order to effect the transfer of such assets of Schechter, Inc., Schlang, Inc. and Soleimani, Inc. to DCS, and the subsequent transfer of DCS's assets (with the exception of any interest in or assets of the Canoga Park office which was not, and shall not be deemed to have been, transferred) to Castle West. The Parties hereto hereby ratify the transfers of all of such assets to Castle West and agree that, following the Closing, Castle West shall continue to own and operate the assets and business it acquired from DCS in connection with the Castle West Transaction, subject to the terms and provisions of the New Leases and the Burbank Lease. The Parties further agree that following the Payment Date Castle West shall be owned solely by CDC.

            7. The Parties hereto hereby ratify the assumption of the obligations, liabilities and responsibilities under the Assumption Agreement and related documents and agree that Castle West shall continue to pay such obligations and liabilities and to perform such responsibilities in accordance with their respective terms.

            8. The consideration previously received by the DCS Parties, regardless of the form thereof, shall be retained by the DCS Parties and the Original Notes and the Subordination Agreements shall remain in full force and effect following the Closing.

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            9. Following the earlier of March 30, 2000 or the Payment Date, other than as set forth in Sections (E)11 and (E)12 hereof, no DCS Party shall be obligated to provide any services to any Castle Party pursuant to any Existing Document, oral employment agreement or otherwise. Following the Closing, the Castle Parties shall be free to contract with D'Aguanno in any capacity. Effective as of the Payment Date, J. Schechter, M. Schechter, Schlang and Soleimani hereby resign from all of their positions as officers and/or directors of Castle West.

            10. Following the Closing, the Noncompetition Agreements shall be and are hereby amended and restated as set forth in Exhibit B attached hereto and incorporated herein by this reference, with such agreement remaining in full force and effect following the Closing as so amended.

            11. Following the Closing, the MSO Agreements shall remain in full force and effect provided that the MSO Agreements (other than the Schechter MSO Agreement) shall be and hereby are amended as of the Payment Date to delete the $2,500 per month exclusion of Gross Practice Revenues from the compensation payable to the MSO thereunder (the "Ownership Fee"). Following the Closing, the $2,500 per month Ownership Fee shall remain payable to Schechter, Inc. until such time as the Capital Stock of Schechter, Inc. is transferred to a qualified transferee pursuant to Section (E)12(d) below.

            12. Following the Closing, the Buy/Sell Agreements shall remain in full force and effect provided that as of the Payment Date they shall be and hereby are amended as follows:

                  (a) The Put Option and the Call Option currently set forth in
            Sections 2 and 3 are deleted in their entirety.

                  (b) The MSO may exercise the Successor Designation Option set forth in Section 5 upon its determination that it has located a qualified successor to purchase all of the outstanding Capital Stock of the applicable PC. The dentist owning the Capital Stock of each PC hereby agrees that he will not attempt to transfer such Capital Stock to any person other than the qualified successor to be designated by the Castle Parties.

                  (c) The Purchase Price of the Capital Stock of the PC (as
            defined in Section 10) shall be $100.00 in cash.

                  (d) The dentist owning the Capital Stock in the applicable PC
            (other than M. Schechter) hereby agrees to continue to serve as the dentist of record for such PC

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            at all of its current locations until the later to occur of (i) the date Castle West designates a successor and the Capital Stock of the applicable PC is transferred to such successor and (ii) March 30, 2000. M. Schechter hereby agrees to continue to serve as the dentist of record for Schechter, Inc. at its current location at 13220 Hawthorne Blvd., Hawthorne, California, until the earlier to occur of (1) the date 90 days following the date he gives notice that he desires that Castle West designate a successor owner of Schechter, Inc., (2) the occurrence of any "Transfer Event" (as defined in Section 5(a) of the Schechter Buy/Sell), (3) the date 30 days following the date that Castle West gives notice that it desires to designate a successor owner of Schechter, Inc. and (4) the second anniversary of the Payment Date. In the event that Castle West elects to cause M. Schechter to transfer the Capital Stock of Schechter, Inc. pursuant to the provisions of section (3) of the previous sentence, Castle West shall be obligated to pay, as a condition of closing of such transfer of such Capital Stock, the Ownership Fees that would have been paid to Schechter, Inc. between the date of such transfer and the second anniversary of the Payment Date. Upon the transfer of the Capital Stock of Schechter, Inc., M. Schechter shall be reimbursed for any pension administration fees for termination of his PC Pension/Profit Sharing Plan, in an amount not to exceed $5,000 upon submission of invoices therefor to Kaye, Scholer, Fierman, Hays & Handler, LLP which Kaye, Scholer, Fierman, Hays & Handler, LLP shall be entitled to pay at its sole discretion out of the funds delivered to Kaye, Scholer, Fierman, Hays & Handler, LLP by Castle Dental pursuant to Section (E)3(c) above. M. Schechter hereby agrees to indemnify and hold harmless the Castle Parties from any and all Damages that they may incur as a result of any violation of ERISA by Schechter, Inc. or M. Schechter in the administration or termination of such PC Pension/Profit Sharing Plan.

                  (e) The Castle Parties hereby agree to locate a qualified
            successor to purchase all of the outstanding Capital Stock of each PC (other than Schechter, Inc.) subject to a Buy/Sell Agreement and to cause such purchaser to purchase the Capital Stock of each PC (other than Schechter, Inc.) as soon a practicable but no later than March 30, 2000, after which date the dentist owning such PC shall have no further obligation to provide any further services to such PC or to any Castle Party. The Castle Parties hereby agree to locate a qualified successor to purchase all of the outstanding Capital Stock of Schechter, Inc. and to cause such purchaser to purchase the Capital Stock of Schechter, Inc. no later than the date M. Schechter's obligation to serve as dentist of record for Schechter, Inc. expires in accordance with the provisions of the last sentence of Section (E)12(d) above, after which date M. Schechter shall have no further obligation to provide any further services to Schechter, Inc. or to any Castle Party. Following such date, the purchaser of such

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            Capital Stock shall become the dentist of record for all locations of such PC. If M. Schechter so requests, following the purchase of the Capital Stock of Schechter, Inc., he may, but shall not be required to, continue to practice dentistry at the Hawthorne location for a period ending on the third anniversary of the Closing Date (unless such period is extended at the discretion of Castle
            West), subject to the reasonable supervision of the dentist then owning Schechter, Inc.

                  (f) If an existing patient requests to consult with a DCS
            Member, the Castle Parties shall use good faith efforts to give such information to the applicable DCS Party by telephonic and/or voice message at a number designated by the applicable DCS Member with such action to occur within 24 hours of the time such patient request is received by a Castle Party or its representative or employee. If such DCS Party cannot be reached to provide such information, the Castle Parties shall reasonably attempt to provide such patient with professional quality care and treatment by another dentist. The Castle Parties hereby agree, that if a DCS Party who is a dentist requests to see an existing patient of such DCS Party at one of the offices managed by Castle West and reasonably asserts that the reason for his request to provide services to such patient is that he is required to provide such services under applicable law, such DCS Party shall be allowed to provide such services to such patient at such Castle West office but shall be entitled to no remuneration for such services from such office.

                  (g) The Castle Parties agree to pay for and maintain
            malpractice insurance coverage for dentists who are DCS members in a manner which is substantially similar to such insurance presently in effect, and further agree to pay for and maintain after the Payment Date such malpractice insurance commonly referred to as a "tail" for the dentists who are DCS Members covering the period they served as dentists at a PC so that such dentists are continuously covered by malpractice insurance without any gap in malpractice insurance coverage. Such malpractice insurance coverage will be purchased for each owner of a PC on or prior to the date the Capital Stock of such PC is transferred to a qualified successor and the purchase of such insurance will be a condition precedent to the closing of the sale of such Capital Stock. J. Schechter shall purchase his own malpractice insurance and shall submit an invoice therefor to Kaye, Scholer, Fierman, Hays & Handler, LLP in an amount not to exceed $4,493 which Kaye, Scholer, Fierman, Hays & Handler, LLP shall be entitled to pay at its sole discretion out of the funds delivered to Kaye, Scholer, Fierman, Hays & Handler, LLP by Castle Dental pursuant to Section (E)3(c) above. Prior to such dates, the Castle Parties agree to keep the malpractice insurance currently in force at the PCs in effect.

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                  (h) Upon the closing of a transaction designating a successor dentist for a PC, the name of the PC shall be changed so that its new name is not substantially similar to its then existing name and does not use the name of any DCS Party and the dentist transferring the PC shall have the right to use his name in any other business or entity. The Castle Parties shall reimburse such dentist for reasonable legal and accounting fees incurred in connection with such transfer in an amount not to exceed $5,000 for each such transfer limited to one per PC. Payment of such reasonable legal and accounting fees shall be payable at the closing of the transfer of the Capital Stock of the PC, upon presentment of an invoice itemizing such amounts.

                  (i) For 18 months following the Payment Date, J. Schechter and
            M. Schechter shall be permitted to practice one day per month at their choosing at either the Hawthorne or South Gate locations, on any patients they choose. In addition, for a period of 24 months following the Payment Date, J. Schechter and M. Schechter shall be permitted to treat their family members at either the Hawthorne or South Gate locations. In connection with dental services provided pursuant to this subsection: (w) neither J. Schechter nor M. Schechter will receive any compensation for dental services provided or be charged for use of the Castle Parties' facilities; (x) J. Schechter and M. Schechter shall not be entitled to the assistance of any of the Castle Parties' staff; (y) J. Schechter and M. Schechter shall reimburse the Castle Parties for any supplies used or third-party costs incurred; and (z) J. Schechter and M. Schechter shall indemnify and hold harmless the Castle Indemnitees for any Damages they may incur as a result of any malpractice claims brought in connection with such dental services. If M. Schechter provides dental services to patients who are obligated to pay in accordance with Castle West's then existing fee structure, M. Schechter shall be compensated for such services in accordance with past practices and, with respect to such services provided, he shall not be subject to the provisions of the immediately preceding sentence.

                  (j) The Castle Parties acknowledge that Schechter, Inc. is currently sponsoring four doctors in its office for U.S. citizenship. The Castle Parties hereby agree, to the full extent permitted by law, to continue sponsoring such individuals for U.S. citizenship, provided that their continued employment with Schechter, Inc. shall be dependent upon their job performance.

                  (k) Lane Schechter and Danny Gersh shall be entitled to
            continue to receive orthodontic treatment at the Hawthorne office at no cost or expense to them.

                  (l) For a period of eighteen months following the Payment
            Date, the Castle Parties shall provide COBRA health insurance coverage to the DCS Members and their families who are currently covered by health insurance through any Castle Party, at such DCS Member's expense.

            In addition, each of the Castle Parties, jointly and severally, shall indemnify and hold each of the DCS Parties, and any affiliate or related person thereof, harmless from and against any and all Damages suffered by any DCS Party, and any affiliate or related person thereof, as a result of, caused by, arising out of, or in any way relating to the ownership, operation or conduct of a PC (other than a DCS Party's liability for his own malpractice or for any violations of ERISA in connection with the administration or termination of the PC Pension/Profit Sharing Plan in place at Schechter, Inc.) or the operation of the business of any Castle Party. Each owner of a PC hereby represents and warrants to the Castle Parties that (i) the only business that is currently being conducted by his PC (except as requested by a Castle Party or its affiliate) or that will be conducted by his PC as long as he is the owner thereof and the applicable Buy/Sell Agreement remains in effect is the provision of dental services consistent with the terms of the applicable MSO Agreement, (ii) other than the MSO Agreement with Castle West and employment agreements with dentists employed by his PC, his PC is not a party to any material agreement or contract other than those disclosed in or contemplated by the Castle West Transaction Documents or any replacement, renewal or similar substitution or extension thereof and
      (iii) his PC has no debt obligations outstanding and will not incur any debt as long as the applicable Buy/Sell Agreement remains in effect. The Castle Parties hereby represent and warrant that all payments owed to the PCs to date have been paid in full. The Castle Parties agree to indemnify and hold harmless the owners of the PCs from any and all Damages any of them may incur resulting from any obligation that any Castle Party causes such PC to incur, directly or indirectly, which is not otherwise paid.

            13. Following the Closing, the Limited Liability Agreement shall remain in full force and effect provided that as of the Payment Date CDC shall be the only party thereto; provided, however, that the provisions of Articles 11 (with respect to any period as to which any DCS Party was a Member of Castle West), 12 and 13 thereof shall continue for the benefit of, and shall be enforceable by, each DCS Party as if each such DCS Party was set forth in such agreement as a party thereto entitled to the benefits thereof.

            14. Following the Payment Date, the terms and provisions of the Combination Agreement shall terminate other than the terms and provisions of:

                  (a) Section 15.2, (which shall also be deemed to refer to any
            Books and Records (as defined in the Combination Agreement) of Castle West related to the operation of Castle West and its predecessors whether or not such Books and Records were transferred to Castle West in connection with the consummation of the transactions contemplated by the Castle West Transaction Documents) which shall continue for a period of no less than six years from the date of the Payment Date; and

                  (b) Section 17.1 items (b) and (c) and the other applicable procedural provisions set forth in Article 17, which will survive until the end of the statute of limitation with respect to any applicable possible claim thereunder.

      The Parties agree that the transactions contemplated hereby are being entered into and consummated at the Payment Date in lieu of consummating the B Mergers and the C Mergers contemplated by the Combination Agreement and otherwise requiring the Castle Parties to pay the Outstanding Castle Obligations.

            15. Other than the obligations of the respective Parties under this Agreement and those provisions of the Existing Documents specifically preserved by this Agreement (including, without limitation, the obligations of the Castle Parties to pay or deliver certain amounts and securities to the DCS Parties with respect to the Outstanding Castle Obligations), all of which shall remain for all purposes in full force and effect in accordance with their respective terms and provision (as modified, as applicable, by this Agreement), for and in consideration of the releases and indemnities set forth herein and entry into this Agreement and the delivery of the documents required hereby, effective as of the Closing, each of the Castle Parties does hereby release, remise and forever discharge each of the DCS Parties and their respective heirs, successors, assigns, legal and personal representatives, estates, devisees, legatees, past or present officers, directors, employees, shareholders, stockholders, parent and subsidiary corporations, agents, affiliates and their attorneys, and each of them, separately and collectively ("DCS Indemnitees"), of and from any and all manner of claims, demands, actions, causes of action, suits, proceedings, controversies, rights, obligations, liabilities, disputes, amounts due, debts, contracts, judgments, damages, counterclaims, defenses, set-offs, credits, known or unknown, asserted or not asserted, of any nature whatsoever, in law or in equity, whether pursuant to federal or state securities laws or otherwise (herein collectively referred to as "Claims") which it ever had, now has or which it or its heirs, representatives, devisees, legatees, successors or assigns can, shall or may have for or by any reason of any matter, cause or thing whatsoever relating to or in any way connected with the Existing Documents, any transaction contemplated by the Existing Documents or any breach thereof by any DCS Indemnitee prior to the Closing, including, but not limited to, any services or employment rendered or not rendered to the Castle Parties. For avoidance of doubt, following the Closing, the Castle Parties acknowledge that they have no defenses, claims, or other offsets against payment of the Original Notes, the Partial Settlement Amount, the Full Settlement Amount, the C Merger Consideration or other amounts owing to the DCS Parties under the Existing Documents (all of which shall be calculated and paid in accordance with the terms of the Existing Documents or this document, as applicable) arising from events occurring prior to the Closing and agree that they shall not assert any such defense, claim or offset; provided that the Original Notes remain subject to the Subordination Agreements. Following the Payment Date, monies owed to, or incurred in connection with, Dr. Leon Roisman (or his affiliates), if any, shall be the sole obligation of the Castle Parties; provided, that expenses incurred in connection with the foregoing during the fourth quarter of 1999 will reduce, pro rata in accordance with their ownership percentage in Castle West, the amount of Fourth Quarter Earnings payable to the DCS Parties.

            16. Other than the obligations of the respective Parties under this Agreement and those provisions of the Existing Documents specifically preserved by this Agreement, all of which shall remain for all purposes in full force and effect in accordance with their respective terms and provision (as modified, as applicable, by this Agreement), for and in consideration of the releases and indemnities set forth herein and entry into this Agreement and the delivery of the documents required hereby, effective as of the Closing, each of the DCS Parties does hereby release, remise and forever discharge each of the Castle Parties and their respective heirs, successors, assigns, legal and personal representatives, estates, devisees, legatees, past or present officers, directors, employees, shareholders, stockholders, parent and subsidiary corporations, agents, affiliates and their attorneys, and each of them, separately and collectively ("Castle Indemnitees"), of and from any and all Claims which it ever had, now has or which it or its heirs, representatives, devisees, legatees, successors or assigns can, shall or may have for or by any reason of any matter, cause or thing whatsoever relating to or in any way connected with the Existing Documents, any transaction contemplated by the Existing Documents or any breach thereof by any Castle Indemnitee prior to the Closing. Effective as of the Payment Date, except as otherwise specifically provided herein to the contrary, each of the DCS Parties does hereby release, remise and forever discharge each of the Castle Indemnities of and from any and all Claims which it ever had, now has or which it or its heirs, representatives, devisees, legatees, successors or assigns can, shall or may have for or by any reason of any matter, cause or thing whatsoever relating to or in any way connected with any obligation to pay the Acquisition Purchase Price Adjustment, the B Merger Consideration, the C Merger Consideration or any other amounts payable under the Combination Agreement, the Letter Agreement, the Limited Liability Company Agreement (other than Fourth Quarter Earnings, which shall remain payable), the Management

      Agreement, the Holdings Operating Agreement, the Consulting Agreement or the Adjustment Obligations.

            17. The DCS Parties hereby agree, jointly and severally, to indemnify and hold harmless the Castle Indemnitees from any and all Damages suffered by any Castle Indemnitee as a result of, caused by, arising out of, or in any way relating to any allegations by D'Aguanno, JUL-C Corporation or their respective heirs, representatives, devisees, legatees, successors or assigns (the "D'Aguanno Affiliates") to the effect that (a) any of the DCS Parties breached, misrepresented the contents of, or violated any duty owed to any D'Aguanno Affiliate under any Existing Document or applicable law or (b) any Castle Indemnitee acted in concert with any DCS Party (in consummating the transactions contemplated by this Agreement or otherwise) to deprive any D'Aguanno Affiliate of any rights or value that she or it was entitled to receive under the Existing Documents.

            18. The Parties agree that the transactions contemplated herein shall be treated for federal, state and local tax purposes as follows, and agree to report to all tax authorities consistent with this Section 18:

                  (a)   If the Payment Date occurs:

                        (i) The $300,000 payment made by the Castle Parties on
                  November 17, 1999 and the Full Settlement Amount shall be considered payments (x) first, in consideration of the cash and note portion of the Acquisition Purchase Price Adjustment applicable to the sale of the Class A Membership Interest in an amount equal to $336,530; (y) second, in consideration of the sale of the Class B Membership Interest by DCS to CDC in an amount equal to $3,663,470; and (z) third, in consideration of the sale of the Class C Membership interest by Holdings to CDC in an amount equal to $1,300,000. No amount shall be considered a payment in connection with amounts described in Section (D)5 or (D)6 or any other amounts that may otherwise be due and owing to the DCS Parties under any of the Outstanding Castle Obligations.

                        (ii) The amount of Castle West's taxable income
                  allocable to Holdings for the taxable period ending December 31, 1999 shall be an amount equal to the lesser of (x) twenty percent of the total amount of Castle West's taxable income or
                  (y) $200,000. The amount of Castle West's taxable income allocable to Holdings for the taxable period ending on the Payment Date shall be zero. No other allocation of taxable profits, losses or gains of

                  Castle West shall be allocated to Holdings, DCS or any other DCS Party for either taxable year. To the extent necessary to give effect to this Section (E)18(a)(ii), this Section
                  (E)18(a)(ii) shall be considered an amendment to the Limited Liability Company Agreement.

                        (iii) The payment of the Fourth Quarter Earnings shall
                  be treated as a distribution from Castle West to Holdings under Article 8 of the Limited Liability Company Agreement. Should the distribution occur after the transfer of the B Membership Interests and C Membership interests, the parties shall treat the payment as a payment pursuant to Section 736(b) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (b) If the Payment Date does not occur, and the Partial
            Settlement Amount is paid on or before February 1, 2000:

                        (i) The $300,000 payment made by the Castle Parties on
                  November 17, 1999 and the cash portion of the Partial Settlement Amount shall be considered a partial payment in consideration of the cash and note portion of the Acquisition Purchase Price Adjustment applicable to the sale of the Class A Membership Interest. No amount shall be considered a payment in connection with amounts described in Section (D)5 or (D)6 or any other amounts that may otherwise be due and owing to the DCS Parties under any of the Outstanding Castle Obligations.

                        (ii) The amount of Castle West's taxable income
                  allocable to Holdings for the taxable period ending December 31, 1999 shall be an amount equal to the lesser of (i) twenty percent of the total amount of Castle West's taxable income or
                  (ii) $200,000 plus Fourth Quarter Earnings. No other allocation of taxable profits, losses or gains of Castle West shall be allocated to Holdings, DCS or any other DCS Party for the taxable year ending on December 31, 1999. To the extent necessary to give effect to this Section (E)18(b)(ii), this Section(E)18(b)(ii) shall be considered an amendment to the Limited Liability Company Agreement.

                        (iii) The payment of the Fourth Quarter Earnings shall
                  be treated as a distribution from Castle West to Holdings under Article 8 of the Limited Liability Agreement.

            (c) If the Payment Date does not occur, and the Partial Settlement Amount is not paid on or before February 1, 2000:

                        (i) The $300,000 payment made by the Castle Parties on
                  November 17, 1999 shall be considered a partial payment in consideration of the cash and note portion of the Acquisition Purchase Price Adjustment applicable to the sale of the Class A Membership Interest. All other payments shall be characterized in accordance with the Castle West Transaction Documents.

                        (ii) The amount of Castle West's taxable income
                  allocable to Holdings for the taxable period ending December 31, 1999 shall be calculated in accordance with the Limited Liability Company Agreement. Similarly, distributions shall be calculated and timely made in accordance with the Limited Liability Company Agreement.

                  (d)   In all events:

                        (i) Castle West shall be responsible for all filings
                  required under Code Section 6050K (dealing with filing in connection with the transfer of a partnership interest). Castle Dental shall be responsible for the timely filing of all of the Castle Parties' tax returns consistent with the terms of this Agreement. Castle Dental shall ensure that the DCS Parties are notified of any audit of the Castle West tax returns and are treated as "notice partners" under Code
                  Section 6231 and Castle Dental shall supply such information to the Internal Revenue Service as is necessary to assure notice is given to the DCS Parties pursuant to Code Section 6223 et seq.

                        (ii) The Parties agree that Castle Dental shall not be
                  obligated to comply strictly with the tax positions required by Section (E)18(a) or (b) above in the event that it is advised by its auditors that such positions are inconsistent with the positions that Castle Dental is required to make under the Code; provided that Castle Dental shall take positions as nearly identical as possible to those required above that are consistent with its reporting obligations under the Code and will give the DCS Parties notice of such determination prior to the filing thereof.

            19. Each Party to the Hawthorne Lease and the South Gate Lease hereby agrees that following the Closing, the New Leases shall remain in full force and effect as written and as further guaranteed by Castle Dental in accordance with Section
      (E)2(c)(ii) above. Each Party to the Burbank Lease hereby agrees that following the Closing, the Burbank Lease shall remain in full force and effect as guaranteed by Castle Dental in accordance with Section
      (E)2(c)(ii) above. Schlang and the Castle Parties agree to enter into a new lease in due course on mutually acceptable terms replacing the Burbank Lease.

            20. Each Party hereto specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California, as follows:

            "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

            21. All Parties hereto expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity or that losses or claims may arise in the future, and such Parties explicitly took that into account and assumed that risk in determining the amount of consideration to be paid in connection with the execution of this Agreement, and a portion of said consideration, having been bargained for between the Parties with the knowledge of the possibility of such unknown claims, was given in exchange for a full accord, satisfaction, discharge and release of all such claims, whether asserted or not, and whether or not now known or knowable.

            22. Each Party hereto represents and warrants to the others that it has full power and authority to enter into this Agreement on behalf of itself, its members, managers, officers, directors, employees, shareholders, stockholders, parent and subsidiary corporations, agents and affiliates and to perform this Agreement and those provisions of the Existing Documents specifically preserved by this Agreement in accordance with their respective provisions, that the representatives executing this Agreement are duly authorized to execute and deliver this Agreement, and further represents and warrants that the claims subject to this Agreement have not been assigned to any person not a Party hereto.

            23. Each Party hereto represents and warrants to the others that this Agreement and those provisions of the Existing Documents specifically preserved by this Agreement each constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its respective terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

            24. It is understood and agreed that this Agreement involves the settlement and compromise of disputed claims, and that the consideration exchanged is not to be deemed or construed as an admission of liability on the part of any Party hereto herein released, all of whom deny all liability and intend merely to avoid further legal action and to buy their peace.

            25. From time to time, whether at or after execution hereof, as and when requested, the Parties hereto agree to execute, acknowledge and deliver all such instruments or documents and take such other action as may be reasonably necessary to effectuate the terms, conditions and purposes of this Agreement. In addition, at the sole expense of the Castle Parties, each DCS Party agrees to cooperate and render such assistance as the Castle Parties reasonably request in connection with the Roisman litigation and any other claims that may be made against any Castle Party in connection with Castle West's business and operations occurring prior to the Payment Date, including providing testimony where appropriate.

            26. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective agents, employees, representatives, members, officers, directors, divisions, subsidiaries, affiliates, successors in interest, assigns, heirs, shareholders and stockholders.

            27. This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes. This Agreement shall not be effective against any Party hereto unless and until all of the Parties listed on the signature page hereof have executed and delivered a copy of this Agreement.

            28. Each Party hereto agrees to accept the facsimile signature of the other Parties to this Agreement as evidence of the execution and delivery of this Agreement. Such facsimile signature will be deemed to be binding upon the Party sending such facsimile signature.

            29. All Parties hereto represent and warrant that no promise, inducement, representation, warranty or agreement not expressed herein has been made to them in connection with this Agreement and that this Agreement and the agreements contemplated hereby constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party against whom such change is being enforced. The Parties hereto agree that they will make no claim that this Agreement has been orally altered or modified or otherwise changed by oral communication of any kind or character.

            30. The DCS Parties acknowledge that Castle Dental's existing credit facilities may not be sufficient to finance Castle Dental's currently planned level of expenditures for operations and growth and that Castle Dental is currently in the process of attempting to secure up to an additional $20 million in subordinated debt financing. In addition, the DCS Parties acknowledge that management is committed to maximizing Castle Dental's future shareholder value through whatever appropriate alternatives may become known to them, including, without limitation, in connection with the debt placement or otherwise.

            31. In the case any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable, in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein or any subsequent application of such provision shall not in any way be affected thereby. In lieu of any such invalid, illegal or unenforceable provision, the Parties intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

            32. This Agreement shall be deemed to have been executed and delivered within California and shall be construed and enforced pursuant to the laws of the State of California, without giving effect to the conflicts of laws principles thereof. Any action to enforce, modify or construe this Agreement shall be brought only in the State or Federal Courts located in the County of Los Angeles, California and each Party hereto hereby consents to the personal jurisdiction of such courts for the purpose of any such action, and agrees that the service of process in any such action may be made by certified mail to such Party's last known address, or as otherwise authorized by law or by applicable court rule.

            33. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement. Time is strictly of the essence in the requirement of notice, performance and any other provision of this Agreement.

            34. Each Party hereto has made such investigation of the facts pertaining to this settlement and to this Agreement and all of the matters pertaining thereto as it deems necessary.

            35. All Parties hereto shall preserve the confidentiality of this Agreement and shall not disclose the existence or terms hereof to anyone not a Party to this Agreement, an attorney for such a Party or a Party's accountants and lenders to the extent necessary to inform them of its financial condition or to prepare tax returns, except to the extent that such disclosure is required by law or court order.

            36. This Agreement is entered into by all Parties hereto freely and voluntarily, and with and upon the advice of counsel. All Parties hereto represent and warrant that they have been fully advised by their attorneys with respect to the advisability of executing this Agreement and with respect to the meaning of California Civil Code Section 1542.

            37. Each term of Section (E) of this Agreement is contractual and not merely a recital.

            38. In the event of any litigation relating to this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees and costs.

            39. This Agreement is made and entered into as of the day first above written in Los Angeles, California.

            [THE REMAINDER OF THE PAGE LEFT BLANK]

      If the foregoing accurately reflects your understanding of the agreement among the Parties hereto, please execute this letter in the space so provided below, upon which execution this letter shall become a binding and enforceable agreement of each of the signatories hereto.

                                    CDC OF CALIFORNIA, INC.


                                    By:______________________________________
                                    John M. Slack, Vice President and Chief
                                    Financial Officer

                                    CASTLE DENTAL CENTERS OF CALIFORNIA,
                                     L.L.C.


                                    By:______________________________________
                                    John M. Slack, Vice President and Chief
                                    Financial Officer

                                    CASTLE DENTAL CENTERS, INC.


                                    By:______________________________________
                                    John M. Slack, Vice President and Chief
                                    Financial Officer

                                    CASTLE WEST HOLDINGS, LLC


                                    By:_______________________________________
                                    Jeffrey D. Schechter, D.D.S., a Manager

                                    DENTAL CONSULTING SERVICES, LLC


                                    By:_______________________________________
                                    Jeffrey D. Schechter, D.D.S., a Manager

                                    DENTAL ADVISORY GROUP, LLC
                                    a Delaware limited liability company


                                    By:______________________________________
                                    Barry Brief, Managing Member

                                    __________________________________________
                                    Jeffrey D. Schechter, D.D.S., Individually


                                    __________________________________________
                                    S. Alexander Soleimani, D.M.D., Individually


                                    __________________________________________
                                    Martin Schechter, D.D.S., Individually


                                    __________________________________________
                                    Elliot Schlang, D.D.S., Individually

                                    JDS-B CORPORATION


                                    By:_______________________________________
                                    Jeffrey D. Schechter, D.D.S., President

                                    SAS-B CORPORATION


                                    By:_______________________________________
                                    S. Alexander Soleimani, D.M.D., President

                                    MART-B CORPORATION


                                    By:_______________________________________
                                    Martin Schechter, D.D.S., President

                                    ES-B CORPORATION


                                    By:_______________________________________
                                    Elliot Schlang, D.D.S., President

                                    DAG-B CORPORATION


                                    By:_______________________________________
                                    Barry Brief, President

                                    JDS-C CORPORATION


                                    By:_______________________________________
                                    Jeffrey D. Schechter, D.D.S., President

                                    SAS-C CORPORATION


                                    By:_______________________________________
                                    S. Alexander Soleimani, D.M.D., President

                                    MART-C CORPORATION


                                    By:_______________________________________
                                    Martin Schechter, D.D.S., President

                                    EL-S-C CORPORATION


                                    By:_______________________________________
                                    Elliot Schlang, D.D.S., President

                                    DAG-C CORPORATION


                                    By:______________________________________
                                    Barry Brief, President

                                    S.A. SOLEIMANI, D.M.D., INC.


                                    By:_______________________________________
                                    S. Alexander Soleimani, D.M.D., President

                                    MARTIN SCHECHTER, D.D.S., INC.


                                    By:_______________________________________
                                    Martin Schechter, D.D.S., President

                                    ELLIOT SCHLANG, D.D.S., INC.


                                    By:_______________________________________
                                    Elliot Schlang, D.D.S., President


                                    J & K PARTNERSHIP,
                                    a California general partnership


                                    By:_______________________________________
                                    Jeffrey D. Schechter, D.D.S., Partner


                                    By:_______________________________________
                                    S. Alexander Soleimani, D.M.D., Partner